EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA,

domiciled in Arizona

GREATER OF ROLL-UP OR HIGHEST ANNIVERSARY VALUE

GUARANTEED MINIMUM DEATH BENEFIT RIDER

(“GREATER OF GMDB”)

This Rider is part of your Contract, and its provisions apply in lieu of any Contract provisions to the contrary. There are new definitions in this Rider which are introduced below. In this Rider, “we”, “our”, and “us” mean Equitable Financial Life Insurance Company of America, “you” and “your” mean the Owner, and “Rider” means this Rider.

This Rider cannot be voluntarily terminated once it is elected.

For Contracts with Non-Natural Owners, the terms “Owner” and “Joint Owner” referenced below in Sections I, II and II(a) are replaced with “Annuitant” and “Joint Annuitant”, respectively.

RIDER SPECIFICATIONS

Rider Effective Date: The Contract Date as shown in your Data Pages.

Annual Rider Charge: [0.75%]. See additional details in the Rider Charge section below.

Maximum Roll-Up Age: [85]

Roll-Up Rate: [5.0%]

Daily Roll-Up Rate: [0.013699%]

Limits on Contributions: Described in your Data Pages.

I. THIS RIDER’S GREATER OF GMDB

The Greater of GMDB is derived from the GMDB Benefit Base which is the higher of the Roll-Up Benefit Base or the Highest Anniversary Value (“HAV”) Benefit Base. The GMDB Benefit Base is used solely to calculate the Greater of GMDB described in this Rider and its charge, and does not provide a Cash Value or any minimum Annuity Account Value (“AAV”). This Rider describes the operation of the GMDB Benefit Base, the effect of withdrawals on the GMDB Benefit Base, the cost of this Rider, and how this Rider may terminate.

Your Greater of GMDB Rider will terminate upon assignment or a change in ownership of the Contract unless the new assignee or Owner meets the qualifications specified in the Termination of this Rider (Section V) provision.

The terms and conditions to continue this Contract or Rider upon the death of the Owner, are described in the Endorsement Applicable to [Non-Qualified/Traditional IRA/Roth IRA/SEP-IRA] Contracts, as applicable, and in the Endorsement Applicable to Contract Continuation and Its Effect on a Death Benefit Rider.

Your Greater of GMDB amount payable under this Rider is determined by comparing the AAV on the Benefit Transaction Date to the GMDB Benefit Base on the date of death of the individual, determined and described below in this Rider. The higher amount is payable as the Greater of GMDB.

II. OPERATION OF THE GREATER OF GMDB

Your GMDB Benefit Base is used to determine your Greater of GMDB described below. Your GMDB Benefit Base is also used to determine the cost of this Rider as described in Section IV below.

ICC25-GRDB-Z

Your GMDB Benefit Base is the greater of the Roll-Up Benefit Base or the HAV Benefit Base. Your Greater of GMDB amount payable under this Rider is determined by comparing the AAV on the Benefit Transaction Date to your GMDB Benefit Base on the date of death (adjusted dollar for dollar for any post-death withdrawals and Contributions) of the Owner for a single Owner Contract, or in the case of a Contract with Joint Owners, on the date of death of the second to die of the Joint Owners. The higher amount is payable as the Greater of GMDB under this Rider.

The Roll-Up Benefit Base stops rolling up on the Contract Date Anniversary on or following the Owner’s (or older Joint Owner’s, if applicable) [85th] birthday. As described below, the HAV Benefit Base is eligible to ratchet each Contract Date Anniversary up to and including the Contract Maturity Date (see Data Pages for additional details).

For a Joint Owner Contract where the Owner and Joint Owner are no longer married at the time of the first death, the Payment Upon Death Rules and Rules Applicable Upon Divorce described in the applicable Endorsement will apply.

Your initial Roll-Up Benefit Base and HAV Benefit Base are each equal to your initial Contribution. Thereafter, the Roll-Up Benefit Base and HAV Benefit Base will increase by the dollar amount of any subsequent Contributions, and will be adjusted for withdrawals. The Roll-Up Benefit Base and the HAV Benefit Base are each adjusted for any withdrawals as described under “Effect of Withdrawals on Your Roll-Up Benefit Base and HAV Benefit Base” below.

The way we calculate your GMDB Benefit Base is more fully described below.

II(a). HOW THE ROLL-UP BENEFIT BASE IS DETERMINED:

Your initial “Roll-Up Benefit Base” is equal to your initial Contribution and thereafter will increase by the dollar amount of any subsequent Contributions and by the daily Roll-Up Amount. The Roll-Up Benefit Base will be adjusted for any withdrawals, including any applicable Withdrawal Charges.

The daily “Roll-Up Rate” is used to calculate the daily Roll-Up Amount for the Roll-Up Benefit Base using a simple interest accumulation method. The daily Roll-Up Rate is the daily rate of the Roll-Up Rate. Both rates are indicated above in the Rider Specifications. The daily “Roll-Up Amount” is equal to the Net Contributions multiplied by the daily Roll-Up Rate. “Net Contributions” are the sum of all Contributions minus the sum of all withdrawals, including any applicable Withdrawal Charges, through the prior Business Day.

The daily Roll-Up Amount is added to the Roll-Up Benefit Base daily starting on the Business Day after your Contract is issued and continues through the Contract Date Anniversary following the Owner’s (or older Joint Owner’s, if applicable) [85th] birthday, after which time the daily Roll-Up Amount is zero and the Roll-Up Benefit Base stops rolling up. If on any day the daily Roll-Up Amount is negative, due to the sum of withdrawals, including applicable Withdrawal Charges, that exceed the sum of Contributions, the daily Roll-Up Amount will be deemed to be zero.

The daily Roll-Up Amount is calculated through your date of death. The daily Roll-Up Amount is zero after your date of death, and the Roll-Up Benefit Base stops rolling up.

II(b). HOW THE HAV BENEFIT BASE IS DETERMINED

For the HAV Benefit Base, on each Contract Date Anniversary, up to and including the Contract Maturity Date, if the AAV is greater than the current HAV Benefit Base, the HAV Benefit Base will increase to equal the AAV.

III. EFFECT OF WITHDRAWALS ON YOUR ROLL-UP BENEFIT BASE AND HAV BENEFIT BASE

Your Roll-Up Benefit Base and HAV Benefit Base will each be reduced by withdrawals, including any applicable Withdrawal Charges. While the reduction is determined separately for each of your Roll-Up Benefit Base and your HAV Benefit Base, it is determined in the same manner, as described below. During each Contract Year, your Roll-Up

ICC25-GRDB-Z

Benefit Base and HAV Benefit Base will each be reduced on a pro rata basis by any withdrawals, including withdrawals we make to you under our Automatic RMD Withdrawal Service.

A pro rata reduction of the Roll-Up Benefit Base and HAV Benefit Base are each determined as follows:

(1) The numerator is the amount of the withdrawal, including any applicable Withdrawal Charges. The denominator is the AAV immediately preceding the withdrawal.

(2) Multiply the fraction calculated above in (1) by the amount of each of your Roll-Up Benefit Base and HAV Benefit Base immediately preceding the withdrawal. This is the amount of the pro rata reduction. We will reduce each of your Roll-Up Benefit Base and HAV Benefit Base by this amount, as of the Transaction Date of each withdrawal.

IV. THE RIDER CHARGE

The “Rider Charge” is [0.75%] of the GMDB Benefit Base, which is based on the greater of the Roll-Up Benefit Base or HAV Benefit Base, on your Contract Date Anniversary.

We will determine and deduct the above Rider Charge annually from your AAV on each Contract Date Anniversary for which the Rider is in effect. Upon the termination of this Rider, including on each Beneficiary’s applicable Benefit Transaction Date, a pro rata Rider Charge will be deducted from your Contract for the portion of any Contract Year in which this Rider is in effect, prior to being terminated, pursuant to Section V of this Rider.

This Rider Charge is deducted on your Contract Date Anniversary from your AAV in the following order: Guaranteed Interest Option, Segment Type Holding Account(s) on a pro rata basis, Special Dollar Cap Averaging, General Dollar Cap Averaging, and Segment(s) on a pro rata basis. Alternatively, you may provide specific instructions on how the Rider Charge is to be deducted.

V. TERMINATION OF THIS RIDER

This Rider cannot be voluntarily terminated once it is elected.

Unless otherwise provided below, this Rider will automatically terminate if:

(i)	the Owner (or Annuitant, in the case of a Non-Natural Owner) is changed; or
(ii)	a Joint Owner (or Joint Annuitant, in the case of a Non-Natural Owner) is added and the new Joint Owner (or Joint Annuitant) is not your spouse; or
(iii)	a Joint Owner (or Joint Annuitant, in the case of a Non-Natural Owner) is added and the new Joint Owner (or Joint Annuitant) does not meet the age eligibility requirements for this Rider; or
(iv)	a Joint Owner (or Joint Annuitant, in the case of a Non-Natural Owner) is removed from a jointly owned Contract; or
(v)	the Contract is continued under the Beneficiary Continuation Option, if applicable; or
(vi)	amounts under the Contract are applied to an Annuity Benefit; or
(vii)	you make an assignment of this Contract or any rights under this Contract, or
(viii)	termination is required by an Endorsement to your Contract, or
(ix)	the Contract terminates.

In accordance with clause (i) in the above paragraph, items (1) and (2) below apply. In accordance with clause (iv) in the above paragraph, item (3) below applies. Accordingly, this Rider will not terminate if any of the following occurs:

ICC25-GRDB-Z

(1)

A Contract owned by a Non-Natural Owner, if the Owner is changed to a different Non-Natural Owner or to the Annuitant (under single Annuitant Contracts) or Joint Annuitants (under Joint Annuitant Contracts), if applicable, this Rider will not terminate and its benefits will continue to be determined by the Annuitant or Joint Annuitants, as applicable, at the time of the ownership change.

(2)

A Contract owned by an individual, if the Owner or Joint Owner, if applicable, is changed to a trust and the beneficial owner(s) remains the former Owner or Joint Owner, if applicable, or his or her family members, this Rider will not terminate and its benefits continue to be determined by the Owner or Joint Owner, as applicable. “Family member” means members of the immediate family and other relatives. “Immediate family” means spouse, domestic partner, civil union partner, parent, child, adopted child, step-child, brother and sister. “Other relatives” means grandparent, grandchildren, aunt, uncle, niece, nephew, and in-laws.

(3)	For a jointly owned Contract, you divorce and in accordance with your divorce decree, your former spouse is awarded 100% of the AAV under your Contract.

Upon termination of this Rider, its charge will end.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

[	[

Mark Pearson, Chief Executive Officer]	José Ramón González, Chief Legal Officer and Secretary]

ICC25-GRDB-Z
Page 4